SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

______________________________

Date of Report (Date of earliest event reported) April 21, 2004

Regal-Beloit Corporation

(Exact name of registrant as specified in its charter)

Wisconsin 1-7283 39-0875718

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

200 State Street, Beloit, Wisconsin 53511

(Address of principal executive offices) (Zip Code)

(608) 364-8800

Registrant's telephone number, including area code

Item 7. Financial Statements and Exhibits.

  a. Not applicable.

  b. Not applicable.

  c. Exhibits. The following exhibit is being filed herewith.

(99) Press Release of REGAL-BELOIT CORPORATION dated April 21, 2004.

Item 9. Regulation FD Disclosure.

On April 21, 2004, REGAL-BELOIT CORPORATION (the “Company”) issued a press release disclosing, among other things, the Company’s first quarter financial results for the reporting period ended March 30, 2004. A copy of the Company’s press release is attached as Exhibit 99 to this Current Report on Form 8-K (this “Current Report”).

The Company intends that certain matters disclosed in this Current Report (including the exhibit hereto) are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control that could cause actual results to differ materially from those anticipated as of April 21, 2004. Factors that could cause such a variance include, but are not limited to, cyclical downturns affecting the markets for capital goods, substantial increases in interest rates which impact the cost of the Company’s outstanding debt, the success of the Company’s management in increasing sales and maintaining or improving the operating margins of its business, the availability of or material increases in the costs of select raw materials or parts, actions taken by competitors, and the Company’s ability to satisfy various covenant requirements under its credit facility. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Current Report (including the exhibit hereto) are made only as of April 21, 2004, and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

By: (s) Kenneth F. Kaplan

Kenneth F. Kaplan

Vice President, Chief Financial Officer

Dated: April 21, 2004 and Secretary

Exhibit 99

REGAL-BELOIT REPORTS

IMPROVED FIRST QUARTER 2004 SALES AND EARNINGS

First Quarter 2004 EPS of $.27

increased 12.5% from $.24 in comparable 2003

April 21, 2004 (Beloit, WI): James L. Packard, Chairman and Chief Executive Officer of Regal-Beloit CORPORATION (AMEX:RBC), today announced first quarter 2004 financial results.

Net income in the first quarter of 2004 increased 13% to $6.86 million from $6.07 million in the first quarter of 2003 and 12% from $6.15 million in the fourth quarter last year. Earnings per share of $.27 in 2004 were improved from $.24 in both comparable 2003 and the fourth quarter of 2003.

The Company’s net sales in the first quarter were $163.1 million, 6% higher than in comparable 2003 and a 7% sequential improvement from the fourth quarter last year. 2004 first quarter sales in the Company’s Mechanical Group were 3% above the first quarter of 2003 and 5% sequentially higher than fourth quarter 2003, while the Electrical Group’s first quarter 2004 sales were 8% up from comparable 2003 and 8% sequentially improved from the fourth quarter last year. The sales improvements in both Groups reflected a broad-based increase in demand from customers. (See accompanying financial schedules for segment data).

The Company’s operating margin improved to 7.7% in 2004’s first quarter from 7.5% in comparable 2003. Electrical Group operating margin improved to 8.4% in the first quarter this year from 8.1% a year ago, while the Mechanical Group’s first quarter 2004 operating margin decreased to 5.9% from 6.1% in comparable 2003. The Mechanical Group margin decrease was due to one-time costs in the first quarter associated with the consolidation of a significant portion of the production of one of the Group’s plants into another of the Group’s facilities.

First quarter 2004 cash flow from operations was $4.7 million as compared to $6.4 million in comparable 2003. Increases in accounts receivable and inventories as sales rose during the quarter offset a portion of the cash flow produced by earnings, depreciation and increased accounts payable. Long-term debt increased to $202.5 million at March 30, 2004 from $195.7 million at year-end 2003.

“The first quarter of 2004 was successful in many ways,” said James Packard, Chairman and CEO. “Our performance improved both in sales and profitability and was in line with our expectations for the quarter. For the first time in several years, we achieved a broad-based increase in customer orders which was seen in both of our operating segments. First quarter 2004 orders were 10% higher than 2003’s first quarter and were 13% sequentially improved from the fourth quarter of last year.”

“Just before the end of the first quarter, we successfully placed $115 million of convertible senior subordinated 20-year bonds at a fixed interest rate of 2.75% (the offering closed and proceeds were received on April 5, 2004). The bonds are non-callable for 5 years and cannot be put back to the Company by the bondholders for 5 years. This offering provides us with both a very attractive interest rate and the added capacity and flexibility to continue to seek out accretive strategic acquisitions.”

“While the first quarter has given us increased optimism for the future, as always we must meet unexpected challenges,” added Mr. Packard. “During the first quarter, the prices of commodities important to our production, particularly copper, steel and aluminum, rose significantly. While we have taken actions, including increasing prices of our products, to address these material cost concerns, this area of our business presents significant uncertainty for the balance of the year. Taking this into account along with improving demand in our markets, we estimate that our second quarter earnings will be in a range of $.29 - $.33 per share.”

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States and Canada, and in Europe and Asia.

REGAL-BELOIT will be holding a telephone conference call pertaining to this news release at 1:30 PM CDT (2:30 PM EDT) on Wednesday, April 21, 2004. Interested parties should call 1-866-297-6315 a few minutes before the call is scheduled, referencing the REGAL-BELOIT conference call. A replay of the call will be available from 4:00 PM on April 21 through April 30, at 1-888-843-8996, access code 8824412.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this new release may be forward looking statements. Actual results may differ from those contemplated. Forward looking statements involve risks and uncertainties, including but not limited to, the following risks: 1) cyclical downturns affecting the markets for capital goods, 2) substantial increases in interest rates that impact the cost of the Company’s outstanding debt, 3) our success in increasing sales and maintaining or improving the operating margins of our businesses, 4) the availability of or material increases in the costs of select raw materials or parts, 5) actions taken by our competitors, and 6) our ability to satisfy various covenant requirements under our credit facility. Investors are directed to the Company’s documents, such as our Annual Report on Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission.

# # #

Corporate Offices

200 State Street ● Beloit, WI 53511-6254

608-364-8800 ● Fax: 608-364-8818

Website: www.regal-beloit.com

STATEMENT OF INCOME
	Unaudited
In Thousands of Dollars Except Per Share Data	Three Months Ended
	March 30,	March 31,
	2004	2003
Net Sales	$163,084	$153,324>
Cost of Sales	124,897	117,091
Gross Profit	38,187	36,233
Operating Expenses	25,655	24,728
Income From Operations	12,532	11,505
Interest Expense	1,327	1,576
Interest Income	3	36
Income Before Income Taxes and Minority Interest	11,208	9,965
Provision For Income Taxes	4,036	3,735
Income Before Minority Interest	7,172	6,230
Minority Interest in Income, Net of Tax	312	162
Net Income	$ 6,860	$ 6,068
Per Share of Common Stock:
Earnings Per Share	$ .27	$ .24
Earnings Per Share-Assuming Dilution	$ .27	$ .24
Cash Dividends Declared	$ .12	$ .12
Average Number of Shares Outstanding	25,041,559	25,025,115
Average Number of Shares-Assuming Dilution	25,278,192	25,204,257

CONDENSED BALANCE SHEET
In Thousands of Dollars

	(Unaudited) March 30, 2004	(Audited) December 31, 2003
Assets
Current Assets:
Cash and Cash Equivalents	$ 14,160	$ 9,100
Receivables, less reserves of $1,449 in 2004 and $1,432 in 2003	96,613	85,468
Inventories	136,879	131,121
Other Current Assets	17,575	11,738
Total Current Assets	265,227	237,427
Net Property, Plant and Equipment	162,603	169,098
Goodwill	311,216	311,216
Other Noncurrent Assets	17,047	16,704
Total Assets	$ 756,093	$ 734,445

Liabilities and Shareholders’ Investment
Current Liabilities	$ 86,307	$ 77,326
Long-Term Debt	202,512	195,677
Other Noncurrent Liabilities	64,088	62,738
Shareholders’ Investment	403,186	398,704
Total Liabilities and Shareholders’ Investment	$ 756,093	$ 734,445

NOTES TO FINANCIAL STATEMENTS

  1. Certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from these statements, and therefore these statements should be read in conjunction with the Company’s 2003 Annual Report and Securities and Exchange Commission filings.

  2. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year. Certain items, such as income taxes, LIFO charges and various other accruals, are included in these statements based on estimates for the entire year.

3. In 2004, the Company has changed to a fiscal calendar based on equal 21 working day months, which resulted in March 30, 2004 being the fiscal first quarter end. In 2003, the Company’s fiscal calendar was the calendar month end.

SEGMENT INFORMATION
In Thousands of Dollars

	Unaudited
	Mechanical Group		Electrical Group
	Three Months Ended		Three Months Ended
	March 30,	March 31,	March 30,	March 31,
	2004	2003	2004	2003
Net Sales	$46,898	$45,675	$116,186	$107,949

Income From Operations	$ 2,745	$ 2,773	$ 9,787	$ 8,732